Exhibit 5.1 #4918-2815-6586 v2 May 14, 2026 Commonwealth Edison Company 440 South LaSalle Street Chicago, IL 60605 Re: $600,000,000 aggregate principal amount of its First Mortgage 4.550% Bonds, Series 139 due June 1, 2031 and $825,000,000 aggregate principal amount of its First Mortgage 5.850% Bonds, Series 140 due June 1, 2056 Ladies and Gentlemen: We have acted as counsel to Commonwealth Edison Company, an Illinois corporation (the “Company”), in connection with the issuance and sale by the Company of $600,000,000 aggregate principal amount of its First Mortgage 4.550% Bonds, Series 139 due June 1, 2031 and $825,000,000 aggregate principal amount of its First Mortgage 5.850% Bonds, Series 140 due June 1, 2056 (collectively, the “Bonds”), covered by the Registration Statement on Form S-3, No. 333-284911-01 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“Commission”) on February 13, 2025, as amended, under the Securities Act of 1933, as amended. The Bonds were issued under the Company’s Mortgage (the “Mortgage”), dated July 1, 1923 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as amended and supplemented, which Mortgage is governed by Illinois law, and sold by the Company pursuant to the Underwriting Agreement dated May 7, 2026 among the Company and BofA Securities, Inc., Citigroup Global Markets Inc., Loop Capital Markets LLC, RBC Capital Markets, LLC and U.S. Bancorp Investments, Inc., as representatives of the underwriters. We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the articles of incorporation of the Company, and (iii) the bylaws of the Company. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company,

Commonwealth Edison Company May 14, 2026 Page 2 #4918-2815-6586 v2 and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth. In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties. Based upon and subject to the limitations and assumptions set forth herein, we are of the opinion that: 1. The Company is duly incorporated and validly existing under the laws of the State of Illinois; and 2. The Bonds are legally issued and binding obligations of the Company enforceable against the Company in accordance with their respective terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law). We express no opinion as to the law of any jurisdiction other than the State of Illinois and the Federal laws of the United States. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances. We hereby consent to the use therein of this firm’s name therein under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission. Very truly yours, /s/ Ballard Spahr LLP